Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 10, 2007, accompanying the consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of UQM Technologies, Inc. on Form 10-K for the year ended March 31, 2007, that are incorporated by reference in this Registration Statement and Prospectus. We hereby consent to the incorporation by reference of said reports in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts".

/s/ Grant Thornton LLP

Denver, Colorado

July 20, 2007